Exhibit 99.1

MIDDLESEX WATER COMPANY ANNOUNCES

2012 FINANCIAL RESULTS

ISELIN, NJ, March 7, 2013 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX), today reported financial results for the quarter and year ended December 31, 2012.

Highlights

▪	Consolidated Operating Revenues up 8.1%
▪	Earnings up 7.2%
▪	Diluted Earnings Per Share up 7.1%

2012 Operating Results

Consolidated operating revenues increased to $110.4 million for the year ended December 31, 2012, from $102.1 million in 2011. The $8.3 million increase was primarily due to:

•	$6.0 million from implementation of approved rate increases in our Middlesex and Tidewater systems.
•	$1.5 million of non-regulated revenues earned under our new New Jersey based operating contracts with the Borough of Avalon and with the Sunoco Eagle Point Biological Wastewater Treatment Facility.
•	Scheduled increases of $0.6 million under our non-regulated contract with the City of Perth Amboy, NJ.

Operating and maintenance expenses for the year ended December 31, 2012 increased $3.8 million or 6.8%, from 2011, largely due to increased labor and benefits costs of $3.2 million and expenditures related to start- up activities associated with new non-regulated contract operations begun in 2012. Depreciation expense for 2012 rose by $0.7 million or 6.8% due to a higher level of utility plant in service.

Earnings applicable to common stockholders for year ended December 31, 2012 were $14.2 million, or $0.90 per share on a fully diluted basis, compared to $0.84 per share in 2011.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “There is a continued need to upgrade, replace and construct utility infrastructure and in 2012 we concluded base rate proceedings in New Jersey and Delaware to recover those prudently incurred investments as well as certain rising operating expenses. Additional base rate proceedings in New Jersey and Delaware are anticipated in 2013. Revenues directly related to increases in base water rates totaled $6.3 million in 2012. Our non-regulated contract operations businesses in New Jersey and Delaware contributed an additional $2.0 million in operating revenues growth. Building on our 115 years of service, we look forward to further initiatives in 2013 that will ensure the reliability of our infrastructure, leverage technology to enhance service quality and efficiency and yield new opportunities that complement our existing operations.”

Fourth Quarter 2012

For the three month period ended December 31, 2012, operating revenues were $27.1 million, up from $23.3 million for the same period in 2011. Total operating expenses were $21.4 million, up from $19.1 million for the same period in 2011. Net income increased to $2.7 million, up from $2.0 million for the same period in 2011.

Company Quarterly Dividend

Middlesex Water paid a quarterly dividend of $0.1875 per share on the Common Stock on March 1, 2013, to stockholders of record as of February 15, 2013. The Company has paid cash dividends in varying amounts continually since 1912 and increased its dividend for the fortieth consecutive year in 2012.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

	Years Ended December 31,		Quarters Ended December 31,
	2012	2011	2012	2011

Operating Revenues	$110,379	$102,069	$27,079	$23,300

Operating Expenses:
Operations and Maintenance	60,458	56,634	15,718	13,874
Depreciation	10,409	9,746	2,650	2,496
Other Taxes	11,865	11,488	2,994	2,751

Total Operating Expenses	82,732	77,868	21,362	19,121

Operating Income	27,647	24,201	5,717	4,179

Other Income (Expense):
Allowance for Funds Used During Construction	484	821	101	195
Other Income	517	1,523	94	405
Other Expense	(144)	(195)	11	(15)

Total Other Income, net	857	2,149	206	585

Interest Charges	6,725	6,376	1,784	1,745

Income before Income Taxes	21,779	19,974	4,139	3,019

Income Taxes	7,383	6,527	1,413	970

Net Income	14,396	13,447	2,726	2,049

Preferred Stock Dividend Requirements	206	206	51	51

Earnings Applicable to Common Stock	$14,190	$13,241	$2,675	$1,998

Earnings per share of Common Stock:
Basic	$0.90	$0.85	$0.17	$0.12
Diluted	$0.90	$0.84	$0.17	$0.12